Exhibit 10.19
SenesTech, Inc.
January 22, 2026

Joel Fruendt
Via Email

Re:    Transition Agreement

Dear Joel:
This letter sets forth the substance of the agreement (the “Agreement”) that SenesTech, Inc. (the “Company”) is offering to you in view of your pending retirement.
1.Separation. If you timely sign this Agreement and allow the releases contained herein to become effective, then your employment will continue until the earliest to occur of the following: (i) June 30, 2026; or (ii) the date the Company appoints a new Chief Executive Officer (“CEO”) of the Company (the “CEO Appointment Date”), and such date shall become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Section 3(c) below. If termination occurs earlier than either June 30, 2026 or the CEO Appointment Date, the actual date of termination shall become the “Separation Date” for purposes of this Agreement. You acknowledge and agree that following the Separation Date, you will no longer be employed as the Company’s CEO, or hold any other employment, advisory, or officer position with the Company or any of its subsidiaries or affiliated entities. You understand and agree that you are not authorized to hold yourself out as being employed by the Company following the Separation Date. The parties acknowledge and agree that, as of the Separation Date, you will resign from any and all offices and positions held as an officer, director, manager, committee member of the Company’s Board of Directors (the “Board”) or any similar position of any member of the Company. You agree to execute and deliver any documents reasonably necessary to effectuate such resignations, as reasonably requested by the Company. You also agree to take all actions that are reasonably necessary to remove yourself as a signatory, account holder, officer, and/or director of any member of the Company.
2.Final Payment. On the next regularly scheduled pay date following the Separation Date, the Company will pay you all accrued wages and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.
3.Transition Period.
(a)Duties. Between now and the Separation Date (the “Transition Period”), you agree to answer questions, provide information, and assist in transitioning duties, projects, and business relationships for which you were responsible to other Company personnel, and to perform such other duties and projects as may be requested of you by the Company’s Board (the “Transition Duties”). You agree to perform your Transition Duties in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Invention Assignment and Confidentiality Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

(b)Compensation/Benefits. You will continue to be paid at your current base salary rate and your benefits will continue on same terms now in effect during the Transition Period, subject to the terms and conditions applicable to such plans and programs. You acknowledge and agree that, as of the date of this Agreement, you have not earned, and you will not receive, any bonuses after the date of this Agreement, including any annual bonus attributable to calendar year 2025, which you acknowledge is discretionary. You will also not receive any additional option grants following the date of this Agreement, except as may be expressly approved by the Board or a committee thereof after the date of this Agreement.

(c)Termination. Nothing in this Agreement alters your employment at-will status. Either you or the Company may terminate your employment at any time during the Transition Period, with or without Cause (as defined herein) and with or without advance notice. If the Company terminates your employment without Cause prior to either June 30, 2026 or the CEO Appointment Date (whichever occurs first), you will remain eligible for the Severance Benefits (as defined and described below), subject to the Severance Preconditions (as defined herein). If, prior to either June 30, 2026 or the CEO Appointment Date (whichever occurs first), you either resign your employment from the Company or the Company terminates your employment with Cause, then you will no longer be entitled to the Severance Benefits (as defined and described below).

(d)“Cause” Definition. For purposes of this Agreement, “Cause” shall mean any one or more of the following: (i) your indictment and conviction of (or plea of guilty or nolo contendere to) any felony involving dishonesty that results in harm to the Company; (ii) your participation in an act of fraud or embezzlement that results in harm to the Company; (iii) your willful misconduct or other willful violation of Company policy that causes or could reasonably cause material harm to the Company; or (iv) your breach of your obligations under this Agreement or your Confidentiality Agreement that results in material harm to the Company, and that remains uncured for thirty (30) days after written notice describing such breach in reasonable detail (if deemed curable by the Company in its sole discretion).

4.Severance Benefits. If you timely sign this Agreement, allow it to become effective, comply with your obligations under this Agreement, and on or after the Separation Date, timely sign and return the Separation Date Release attached hereto as Exhibit B (the “Release”), and allow the Release to become effective (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (collectively, the “Severance Benefits”), which you acknowledge and agree that in combination with the Transition Period, satisfy in full any and all of the Company’s obligations to provide you with severance benefits as set forth in Section 12 of your Employment Terms offer letter dated November 9, 2022 (the “Offer Letter”):
(a)    Cash Severance. The Company will pay you, as severance, an amount equivalent to your base salary from your actual Separation Date until January 21, 2027 (the “Severance Period”), subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid in equal installments on the Company’s regular payroll schedule over the Severance Period, commencing on the Company’s first regular payroll date that is more than 60 days following your Separation Date (provided that the Release is effective by that date), and the first payment shall include any accrued base salary for the 60-day period plus the period from the 60th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates; provided, however, that if the Release becomes effective earlier, the Company shall commence such payments on the first regular payroll date following the Effective Date of the Release.
(b)    COBRA Benefits. If you timely elect continued coverage under COBRA, then the Company shall directly pay or reimburse you (at its sole discretion) for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) January 21, 2027; (ii) the date you become eligible for substantially comparable (or better) group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Severance Benefit”). If the Company reimburses rather than directly paying for the COBRA premiums, you must timely pay your premiums, and then provide documentation to the Company, to obtain reimbursement for your COBRA premiums under this Section 4(b). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must promptly (and in any event within 15 days) notify the Company in writing. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA Severance Benefit would result in a violation of applicable law (including, but not limited to, Section 105(h) of the Internal Revenue Code of 1986, as amended, Section 2716 of the Public Health Service Act, or any statute or regulation of similar effect), then provided you remain eligible for reimbursement in accordance with this section, in lieu of providing the COBRA Severance Benefit, the Company will instead pay you on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA Severance Benefit for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use this taxable payment to pay for medical expenses, including COBRA premiums.
(c)    Accelerated Vesting. You were granted options to purchase shares of common stock of the Company in connection with your employment with the Company (the “Options”). Your Options shall continue to be governed by the terms of the applicable grant notices, award agreements, and governing plan documents. However, notwithstanding anything to the contrary set forth in the Company’s equity incentive plan, any prior equity incentive plans or any grant or award agreement, as a Severance Benefit, the Company shall accelerate the vesting of your Options such that any then-unvested shares subject to the Options will be deemed fully vested as of the Separation Date (the “Accelerated Vesting”). You acknowledge and agree that, except for the vested portion of the Options, you have no right, title, or interest in or to any other equity securities of the Company or options or rights to acquire equity securities of the Company, pursuant to any agreement (oral or written) or plan with the Company or otherwise. Your right to exercise any vested shares subject to the Options, and all other rights and obligations with respect to your Options, will be as set forth in your stock option agreements, grant notices and applicable plan documents.
5.No Other Compensation Or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments in the Offer Letter or otherwise, are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the combination of the Transition Period and the Severance Benefits, and other benefits provided herein, are in full and complete satisfaction, or in lieu of, the Company’s obligations, if any, to pay you any severance benefits as contemplated in your Offer Letter, or any other agreements, plans, or policies. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written benefit plan (e.g., 401(k) account). By way of example, you acknowledge that, except as expressly provided in this Agreement, you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, or equity.
6.Expense Reimbursements. You agree that, within 30 calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.Return Of Company Property. On or within 5 business days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within 5 calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part. You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.
8.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
9.Release of Claims.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, and except as set forth in the “Exceptions” section below, you hereby generally and completely release the Company, and its past, present, and future affiliated, related, parent and subsidiary entities, directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the termination of that employment, the decision to terminate your employment, or any claims arising under the Offer Letter; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the Arizona Equal Pay Law, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Right to Work Laws, the Arizona Medical Marijuana Act, the Arizona Drug Test Law, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, and the Florida Minimum Wage Act, all as amended; in each case, only to the maximum extent permitted by applicable law and subject to the “Exceptions” and “Protected Rights” sections of this Agreement.
(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have 21 days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have 7 days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”), provided that you do not revoke it prior to such eighth day.
(d)Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.
(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims for breach or enforcement of this Agreement.
(f)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Furthermore, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
10.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, incorporated herein by reference.
11.Representations. You hereby represent that, to your knowledge, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim; provided, however, that nothing in this paragraph shall be construed to waive or limit any right you may have to compensation, benefits, equity, or other payments expressly provided for in this Agreement.
12.Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation. Likewise, the Company agrees to instruct its current officers and directors (as of the date of this Agreement) not to disparage you in any manner likely to be harmful to you, your business, business reputation, or personal reputation. Notwithstanding the foregoing, either party may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Nothing in this Agreement shall be construed to prohibit either party from making truthful statements about their respective experiences with the Company to their immediate family, or legal or financial advisors. In addition, nothing in this provision or this Agreement prohibits or restrains either party from making disclosures protected under whistleblower provisions of federal or state law or from exercising rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.
13.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights,” or as otherwise required by applicable law) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself reasonably available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages). The Company agrees that any cooperation requested of you pursuant to the “Cooperation” section of this Agreement shall be reasonable in scope and shall not materially interfere with your personal, professional, or business commitments following the Separation Date. Specifically, your obligation under this Section shall be limited to no more than 20 hours in any calendar month following the Separation Date, unless you voluntarily agree in writing to additional time. All cooperation shall be scheduled upon reasonable notice and at mutually convenient times and locations, which may include remote participation by telephone or video conference at your election. In addition to reimbursement of reasonable out-of-pocket expenses, the Company shall compensate you at a rate of $400 per hour (or such other mutually agreed rate) for any cooperation time in excess of 20 hours in any calendar month. The Company shall pay such amounts within 30 days following your submission of a reasonably detailed invoice. Your cooperation obligations shall not extend beyond 12 months following the Separation Date, except to the extent you voluntarily agree otherwise in writing.
15.Section 409A Compliance. It is intended that all of the benefits and amounts payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable, and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). Severance benefits under this Agreement shall not commence until you have a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”), unless otherwise permitted without causing adverse tax consequences under Section 409A. If exemptions from Section 409A are not available, and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee,” all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.
Miscellaneous. This Agreement, along with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. You have the right to consult with an attorney before signing this Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have 21 calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.
Sincerely,

SenesTech, Inc.
By:    /s/ Jamie Bechtel
Jamie Bechtel
On behalf of the Board of Directors

/s/ Joel Fruendt
Joel Fruendt

January 22, 2026
Date

Exhibit A
Employee Invention Assignment and Confidentiality Agreement

Exhibit B
Separation Date Release
(to be signed and returned to the Company on or within 21 calendar days after the Separation Date)
In exchange for the benefits to be provided to me by SenesTech, Inc. (the “Company”) pursuant to that certain Transition and Separation Agreement with the Company to which this exhibit is attached (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that, to my knowledge, I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, except as expressly provided in the Agreement, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration or vesting), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity awards.
I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release, except as set forth in the paragraph immediately following this one. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment, or any claims arising under the Offer Letter; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the Arizona Equal Pay Law, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Right to Work Laws, the Arizona Medical Marijuana Act, the Arizona Drug Test Law, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, and the Florida Minimum Wage Act, all as amended; in each case, only to the maximum extent permitted by applicable law and subject to the exceptions set forth below.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have 21 calendar days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have 7 calendar days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after I sign this Release provided that I do not revoke it.
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to my release of any unknown or unsuspected claims herein.
Notwithstanding the foregoing, I am not releasing the Company hereby from: (a) any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, my signed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (b) any rights I may have to file or pursue a claim for workers’ compensation or unemployment insurance; (c) any claims that cannot be waived by law; (d) any claims for breach or enforcement of this Release.
I understand that nothing in this Release limits my ability to file a charge or complaint with any Government Agencies. I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Nothing in this Release prevents me from exercising my rights under Section 7 of the National Labor Relations Act, if applicable.
This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.
Understood, Accepted, and Agreed:

Joel Fruendt

Date